Exhibit 10.8

SALE AGREEMENT

Between:-

First Party Jerash Garments & Fashions Manufacturing Co. Ltd. A duly registered company at the Companies Controller under number 6434 and conducting its business in Jordan, hereinafter referred to as the “Seller”.

And

Second Party Victory Apparel Jordan Garments Manufacturing Co., Ltd. A duly registered company at the Companies Controller under number 10790 and conducting its business in Jordan, hereinafter referred to as the “Buyer”.

Whereas the Second Party is specialized in garments manufacturing and has filed an application to Jordan Investment Board in order to obtain exemptions in connection with its objects at Al Tajamouat Industrial City.

And Whereas, the Second Party in order to conduct its business and comply with the regulations, has offered the First Party to purchase all of its machinery & equipment, motor vehicles, software and immovable property at Al Tajamouat Industrial City plot number 1340 parcel 3 of AlRakim city at the South Amman Land and the building built on, hereinafter referred to as the “Assets”.

And Whereas, the First Party agreed to sell its Assets to the Second Party: Therefore, the two parties agreed to sell and buy the said Assets in accordance with the hereunder terms and conditions:

1.	The aforementioned recitals are considered an integral part of this Agreement.

2.	The Seller sold its Assets for a total consideration of Jordanian Dinars One Million Nine Hundred Ninety Six Thousand Six Hundred Thirty Two and Cents Thirty (JD1,996,632.30) (hereafter referred to as “Price”) and the Buyer bought the Assets for the said Price. The Price comprises of the following:

a)	Machinery, Equipment and Tools, Motor Vehicles and Software (hereafter referred to as “Machinery”) for an amount equal to Jordanian Dinars One Million Six Hundred Forty Six Thousand Six Hundred Thirty Two and Fils Thirty (JD1,646,632.30). The Machinery is to be handed over immediately.

b)	Land and Building (hereinafter referred to as the “Property”) for an amount equal to Jordanian Dinars Three Hundred and Fifty Thousand (JD350,000)

3.	The seller shall hold the Property UPON TRUST for the Buyer and undertakes to immediately transfer said Property in accordance with the Buyer’s instructions. It is the buyer’s discretion to decide when the Property to be transferred.

4.	The Seller shall bare all fees, taxes and expenses imposed on the Assets by the public authorities until the date of this Agreement. The Buyer shall bare all fees, taxes and expenses imposed on the Assets by the public authorities one day after the date of this Agreement.

5.	This Agreement will be governed by and construed in all respects in accordance with the English Laws and each party submits to the exclusive jurisdiction of the English Courts.

6.	The titles and subtitles of the various sections and paragraphs of this Agreement are inserted for convenience, and shall not be deemed to affect the meaning of construction of any of the terms, provisions, covenants and conditions of this Agreement.

7.	The language in all parts of this Agreement shall in all cases be construed simply according to its fair meaning and not strictly for or against either party.

8.	Is agreed that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

9.	Any notice or consent required by this Agreement shall be in writing and either personally delivered or mailed by register or certified mail, return receipt requested to such party at its address specified hereunder or to such other address as such party may designate by notice given in accordance herewith. Such notices shall be deemed delivered on the date of receipt, or upon attempted delivery if acceptance if delivery is refused.

10.	Neither this Agreement nor any provisions thereof many be modified , waived, discharged or terminated orally, but only by writing signed by the party to be charged. A waiver of any provision by either party to this Agreement shall be valid only in the instance for which given and shall not be deemed continuing; further, any such waiver shall not be construed as a waiver of any other provision of this Agreement.

11.	Each party to this Agreement represents, agrees and warrants that it will perform all other acts and execute and deliver all other documents that may be necessary or appropriate to carry out the intent and purpose of this Agreement.

12.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed as of the date and year written below.

FIRST PARTY	SECOND PARTY

Jerash Garments & Fashions	Victory Apparel Jordan
Manufacturing Co., Ltd	Manufacturing Co. Ltd

Date: 31 March 2006